THIRD AMENDMENT TO

CONNECTICUT NATURAL GAS CORPORATION

DEFERRED COMPENSATION PLAN

This Amendment made this 14th day of December, 1999, by Connecticut Natural Gas Corporation ("CNG"), for the purpose of amending its Deferred Compensation Plan (the "Plan");

W I T N E S S E T H:

WHEREAS, by written Plan instrument dated February 26, 1999, CNG adopted an amended and restated Deferred Compensation Plan; and

WHEREAS, CNG wishes to amend the Plan in the particulars set forth below; and

WHEREAS, CNG reserved the right to amend the Plan; and

WHEREAS, the Plan was previously amended by a First Amendment thereto and a Second Amendment thereto;

NOW, THEREFORE, CNG hereby amends the Plan as follows:

1. The following new paragraph (e) is added to Section 4.5, effective October 1, 1999:

"(e) Notwithstanding the foregoing provisions of this Section 4.5, subject to such rules as the Committee may prescribe, amounts deferred under Sections 4.1(a) through (c), 4.1(d), and 4.2 may be assumed to be deferred more frequently than monthly (as of the last day of each month), or as of a different date or dates within the month, in order to pattern more closely the Company's payroll practices and procedures in effect from time to time. However, this timing difference shall not result in an increase in the amount to be deferred under the Plan. Such amounts may be utilized (by the Company or the Trustee of a "rabbi trust" established in conjunction with this Plan) to purchase assets at such earlier time as the deferral is deemed to have occurred, or within a reasonable period of time thereafter, in accordance with the provisions of Section 4.5(d) hereof."

2. Except as hereinabove modified and amended, the Plan, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, CNG hereby executes this Amendment on the day and year first above written.

CONNECTICUT NATURAL GAS

CORPORATION

By Jean McCarthy

Its Vice President Human Resources

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